Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne	RAI 2007-16
336-741-6996
John J. Zillmer joins Reynolds American board of directors
WINSTON-SALEM, N.C. — July 12, 2007 — John J. Zillmer, chairman and chief executive officer of Allied Waste Industries, Inc., has been elected to the board of directors of Reynolds American Inc. (NYSE: RAI). He will serve on the board’s compensation committee.
Allied Waste, headquartered in Phoenix, is the nation’s second-largest waste management company, with 2006 sales of $6 billion. Zillmer has served as Allied Waste’s chairman and CEO since May 2005.
Prior to joining Allied Waste, Zillmer spent 18 years in the food service industry, holding managerial positions with Saga Food Service Corporation, Szabo Foodservice Corporation and ARAMARK Corporation. He retired as president of ARAMARK’s Food and Support Services division in 2004.
In addition to Reynolds American, Zillmer also sits on the boards of directors of Allied Waste, Ecolab Inc., Pathmark Stores, Inc. and United Stationers Inc.
Zillmer, 51, is a native of Milwaukee and received a master’s degree in business administration from Northwestern University.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include six of the 10 best-selling U.S. brands: Camel, Kool, Pall Mall, Winston, Salem and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
###